TOKYO BOEKI, LTD.
60 East 42nd Street, Suite 3819
New York, NY 10165

                              - Letter Of Agreement

     This Letter Agreement will confirm that PhaseOut of America, Inc. agrees to give Tokyo Boeki, Ltd, exclusive marketing rights to the PhaseOut device in Japan for a period of one (1) year from the date of this agreement.

     Tokyo Boeki, Ltd. agrees to immediately place an order for no less that 1,440 PhaseOut units at $10.50 US$ per unit. These units will be purchased by cash within 1 week after the date Tokyo Boeki, Ltd. received copy of an Airway Bill of Lading by fax.

     Tokyo Boeki will use these units as part of their previously outlined incubation of the Japanese market. This incubation includes a public relations and advertising campaign to create an awareness for PhaseOut In the Japanese marketplace. This will be followed by the commencement of a marketing campaign, via newspapers, magazines, radio and television. These marketing strategies will be followed by retail distribution in supermarkets, department stores, vending machines and kiosks. Tokyo Boeki Ltd. reserves the right to determine the pace of the incubation. Progression of the incubation program will be determined solely by customer response to the product. To aide Japanese consumers in understanding the PhaseOut device. Tokyo Boeki will also re-print the necessary instructions (Guide to Better Health) in Japanese.

     PhaseOut will provide Tokyo Boeki Ltd. with all available information, sales and marketing materials, and travel to Japan, if necessary, for sales and marketing support. This support will be provided at PhaseOut's expense. Additionally, in accordance with our previous discussions, PhaseOut will complete the "product redesign" as described in our February, 14th meeting by the end of 1995. If possible, we would like to receive a sample of the redesigned product for evaluation and feedback prior to full scale manufacture.

     Based upon the above mentioned plan of Tokyo Boeki, we anticipate that additional purchased of inventory at said price (subject to volume reductions) will be forthcoming in approximately three months. We also anticipate that upon Tokyo Boeki's successful introduction of PhaseOut, Tokyo Boeki Ltd. and PhaseOut of America Inc. will enter into a formal exclusive long term distribution agreement.

Dated: June 9, 1995                          Dated:




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PhaseOut of America, Inc.                    Tokyo Boeki, Ltd.
Mr. Irwin Pearl                              Mr. Y. Yamamoto
President                                    Managing Director